Exhibit 99.1

QVC Completes Issuance of $1 Billion of New Senior Secured Notes

West Chester, PA., March 23 — QVC, Inc. announced today the completion of the previously announced offering of $500 million principal amount of new 7.125% Senior Secured Notes due April 15, 2017 at par and $500 million principal amount of new 7.375% Senior Secured Notes due October 15, 2020 at par (collectively, the “Notes”).  The net proceeds of the Notes will be used to fund the purchase and cancellation of outstanding borrowings under QVC’s senior secured credit facilities.  QVC, Inc. is a wholly-owned subsidiary of Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) attributed to the Liberty Interactive group.

The Notes were offered pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”) only to qualified institutional buyers as permitted under Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act.  The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering and the use of proceeds from the offering.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-Q and 10-K for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

Contact:

Courtnee Ulrich

720-875-5420